Mueller Industries, Inc. Announces 30 Percent Increase in Quarterly Cash Dividend and Authorization to Redeem the
2027 Subordinated Debentures

COLLIERVILLE, Tenn., February 22, 2021 -- Mueller Industries, Inc. (NYSE: MLI) announced today that its Board of Directors has declared a regular quarterly cash dividend on its common stock of 13 cents per share.  The dividend will be payable April 2, 2021, to shareholders of record on March 19, 2021.

In addition, the Board also authorized the full redemption of the Company’s Subordinated Debentures due 2027 pursuant to the terms of the underlying indenture. The Company expects to issue a notice of full redemption to the holders of the Debentures on or about February 25, 2021.

The redemption of the Debentures, which incur a 6% annual interest rate, will be funded with cash on hand and draws on the Company’s revolving credit facility, currently with an interest rate of 1.5%. In 2020, the Company paid $17 million in interest related to the outstanding Debentures.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226